Exhibit 99.1

Enova Systems, Inc.

In addition to the announcement on 14 June 2006, the appointment of Mr. Sten Olof Gunner Langenius as a member of the Board of Directors took into effect on 1 July 2006. The following disclosures are made as required by Schedule Two, paragraph (g) of the AIM Rules.

Mr. Langenius was born in 1934 under the family name of Andersson. The Andersson name was changed in 1959 to Langenius.

Mr. Langenius currently serves on the following company boards as:

•	CEO and on the Board of Directors of Utsiktsvägen Consulting & Investment AB from 1998 through the present. He has been a member of the Board of Gunnebo Industrier AB (Sweden) since 2005. Gunnebo Industrier AB was introduced to the Swedish stock exchange market in 2005.

•	Member of the board of NSS, Nordic Shelter Solutions Group OY (Finland) from 2002 through the present.

•	Member of the board of Fästelement Intressenter AB and Fameco Group AB (Sweden) from 2005 through the present.

•	Chairman of the board of Nordea Region West Sweden, Large Companies Group (formerly known as Merita Nordbanken Region West (Sweden), name changed in 2005) from 1995 through the present.

In the past five years, Mr. Langenius served on the following company boards but is no longer a board member:

•	Gunnebo AB (Sweden), he was a board member from 1996 through the second quarter of 2006.

•	Swemed Holding AB and Swemed Lab. AB (Sweden), from 2002 through 2005 he was a member of the board and he left the board at the end of 2005 when the company was sold.

•	Volvo Penta AB and Volvo Construction Equipment, he was a member of the board and chairman from the middle of 1990 through 2004.

•	Swedish Firebus Arvika AB (Sweden), from 2001 through the third quarter of 2004 he was Chairman of the board and he left the board when the company was sold.

•	AddTrust AB (Sweden), from the second quarter 2001 through January 2003 he held the position of Chairman of the board. He left the board when the board voluntarily filed for bankruptcy.

•	IWS International Inc. (Finland), from 2000 through 2003 he was a member of the board.

•	MVI, Merchant Venture Investments Holding NV, from 1998 through the beginning of 2002 he was a member of the board. He currently remains a partner and shareholder of the company.

There are no further disclosures to be made pursuant to Schedule Two paragraph (g) of the AIM Rules.

About Enova Systems, Inc.

Enova Systems is a leading supplier of efficient, environmentally friendly digital power components and systems products. The Company’s core competencies are focused on the development and commercialization of power management and conversion systems for mobile and stationary applications. Enova applies unique ‘enabling technologies’ in the areas of alternative energy propulsion systems for light and heavy-duty vehicles as well as power conditioning and management systems for distributed generation systems. The Company develops designs and produces drive systems and related components for electric, hybrid-electric, and fuel cell powered vehicles. For further information, contact Enova Systems directly, or visit its Web site at http://www.enovasystems.com.

ENOVA SYSTEMS, Inc.
19850 South Magellan Drive
Torrance, CA 90502
310-527-3847
Contact: Mike Staran, VP of Marketing/Investor Relations